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                                                                    EXHIBIT 99.b

FOR IMMEDIATE RELEASE                          CONTACT:  RICHARD A. EVANS
                                                         CHIEF FINANCIAL OFFICER
                                                         (918) 496-2451


                   CIS TECHNOLOGIES COMPLETES ACQUISITION OF
                           HOSPITAL COST CONSULTANTS


TULSA, Oklahoma (June 1, 1995) - CIS Technologies, Inc. (Nasdaq/NM:CISI) today announced that it has completed the acquisition of California-based Hospital Cost Consultants, Inc. ("HCC"), a second-tier subsidiary of First Financial Management Corporation (NYSE:FFM) ("FFMC"), for cash consideration of $10 million. CIS also guaranteed a $5 million short-term note from HCC to FFMC and has assumed certain contingent obligations of FFMC to the former shareholders of HCC. HCC reported revenues of approximately $8 million for the 12 months ended December 31, 1994.

     Philip D. Kurtz, chairman and chief executive officer of CIS Technologies, said, "We are pleased to have completed this acquisition which we expect will have a positive impact on our revenues and earnings in 1995 and beyond. This transaction demonstrates our commitment to add value to our company by increasing the array of products and services we offer our healthcare clients. HCC's managed care products are in increasing demand as the healthcare industry develops integrated delivery systems and responds to increasing cost containment pressures."

     HCC currently offers three primary products to the provider marketplace, all are based upon supporting managed care contracting: "Distinction," a managed care contract modeling and management product; "Domain," a decision support product; and "Dividend," a hospital cost accounting product. A fourth product, a managed care capitation product, is scheduled for release in late 1995. HCC currently has 80 contracts representing 100 hospitals throughout the United States. In addition, HCC has 75 hospital clients in international marketplaces: 60 through distributorships in England, 12 in Australia, 1 in New Zealand, and 2 in Canada.

     Mr. James L. Hersma, president and chief operating officer of CIS Technologies, said, "With the acquisition of HCC, our company has direct access to the managed care marketplace which represents a rapidly expanding sector of healthcare. In addition, HCC's managed care products complement CIS's products now serving this market. This acquisition is another important milestone in the execution of our growth strategy to provide comprehensive services to the healthcare industry. With this broader foundation, we are now positioned to become a major force in the emerging integrated delivery system marketplace.

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     CIS Technologies, Inc., a full-service healthcare reimbursement and business office management company, is a leading source of technology-based products and services that enable healthcare organizations to realize their full financial potential. Through proven methods to enhance business office efficiency, creative financing alternatives, state-of-the-art clinical practice management systems, and EDI tools to reduce paperwork and administrative costs, all participants in a healthcare delivery system realize benefits. Currently, CIS products and services are delivering value to over 220 third-party payers and 900 healthcare organizations in 38 states.

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